Exhibit 10.5

December 22, 2009

UNIVERSAL SECURITY INSTRUMENTS, INC.
11407A Cronhill Drive
Owings Mills, Maryland 21117

Ladies and Gentlemen:

We refer to the Amended and Restated Factoring Agreement between us dated June 22, 2007, as supplemented and amended (herein the “Agreement”).  Further reference is made to that certain letter from you to us, dated October 12, 2009, notifying us of your intention to terminate the Agreement (the “Termination Letter”).  Unless otherwise defined, any capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

This letter shall confirm that pursuant to mutual agreement, effective as of the date hereof, the Termination Letter is hereby rescinded and cancelled, and the Agreement in its entirety continues in full force and effect, without a break in continuity.  All of the terms, provisions and conditions of the Agreement shall be and hereby are ratified and confirmed in all respects.

In addition, effective as of the date hereof, the Agreement shall be, and hereby is, amended as follows:

1.           The first sentence of Paragraph 6.of the Agreement shall be, and hereby is, deleted in its entirety and replaced with the following:

“At your request, and in our sole and absolute discretion, we may advance funds to you and your affiliate USI Electric, Inc. (“USI”) of up to the lesser of (i) $7,500,000 or (ii) 90% of your Accounts and the Accounts of USI, prior to the collection of the Accounts and (iii) 50% of your eligible inventory and/or the eligible inventory of USI.”

2.           The second sentence of Paragraph 7.1 of the Agreement shall be, and hereby is, deleted in its entirety and replaced with the following:

“In exchange for such application, we shall charge your account monthly with the cost of three (3) additional business days on all such payments at the rate charged by us in section 14.1 below on debit balances.”

3.           The first two sentence of Paragraph 15.1 of the Agreement shall be, and hereby are deleted in its entirety and replaced with the following:

“15.1     For our services hereunder, you will pay us a factoring fee or charge of (a) one quarter of one percent (.25%) of the gross face amount of all Accounts factored with us due from Home Depot Inc., Home Depot Supply, Hughes Supply, Inc. and HD Supply Repair and Remodel and (b) sixty five hundredths of one percent (.65%) of the gross face amount of all other Accounts factored with us, but in no event less than $2.50 per invoice (“Minimum Invoice Commission”), provided, however there shall be no Minimum Invoice Commission on invoices arising from sales by Home Depot, Inc., Home Depot Supply, Hughes Supply, Inc. and HD Supply Repair and Remodel.”

4. The definition of “Anniversary Date” in paragraph 16.1 of the Agreement shall be and hereby is deleted in its entirety and replaced with the following:

  “Anniversary Date” shall mean December 31, 2010 and the same date in each year thereafter.”

Except to the extent set forth herein, no other change or amendment in any of the terms, provisions or conditions of the Agreement is intended or implied. If the foregoing is in accordance with your understanding of our agreement, kindly so indicate by signing and returning the enclosed copy of this letter.

Very truly yours,

THE CIT GROUP/COMMERCIAL SERVICES, INC.

By:	/s/
Name: Jeffrey Kronberg
Title: Vice President

Read and Agreed to:

UNIVERSAL SECURITY INSTRUMENTS, INC.

By:	/s/
Name: Harvey B. Grossblatt Title: President